Exhibit
12.3


             GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED

    STATEMENT OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

              FOR THE THREE MONTHS ENDED MARCH 31, 1995

                       (Thousands of Dollars)



                                       Pro Forma
                                     Three Months   Three Months
                                       March 31,      March 31,
                                        1995(a)         1995
                                     _____________  _____________

Net earnings available for fixed charges:
    Net income (b)                     $10,796        $7,655
    Add - Income tax expense             6,016         4,016
        - Fixed charges                 11,374        11,374
                                       _______       _______

Adjusted earnings:                     $28,186       $23,045


Fixed charges:
   Interest expense                    $10,173       $10,173
   Portion of rent expense
      representing interest              1,201         1,201
                                        ______        ______

Adjusted fixed charges:                $11,374       $11,374


CONSOLIDATED RATIOS OF EARNINGS TO
      FIXED CHARGES:                      2.48           2.03


____________

(a) Excludes increased operating expenses related to the adoption, effective January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers'
   Accounting for Postretirement Benefits Other than Pensions" on a delayed recognition basis.

(b) Includes allowance for funds used during construction.







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